Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), the Release attached as Schedule A hereto (“the Release”), the Nonsolicitation Agreement attached hereto as Schedule B (the “Nonsolicitation Agreement”) and the Noncompetition Agreement attached as Schedule C hereto (the “Noncompetition Agreement”) are made and entered into as of the date indicated below between Digital River, Inc., including its agents, facilities, affiliates, associated entities, joint ventures, subsidiaries, predecessors, successors, officers, directors, assigns, employees, stockholders, delegates, benefit plans and plan administrators, attorneys and insurers (collectively “Digital River”), and Jay Kerutis (“Mr. Kerutis”).  Notwithstanding any other provision of this Agreement, this Agreement shall not be effective or have any effect until the Release has become effective and enforceable. Mr. Kerutis and Digital River are sometimes referenced collectively as the “Parties” to this Agreement.

Digital River and Mr. Kerutis wish to provide for the modification of their employment and other contractual relationships in connection with Mr. Kerutis’ resignation as an Officer of Digital River, Inc., as follows:

I.                               MR. KERUTIS’ EMPLOYMENT.

The parties agree that Mr. Kerutis will report to the Chief Executive Officer on strategic sales matters, effective October 1, 2003 (the “Transfer Date”), until January 2, 2005 (the “Strategic Planning Period”).  The parties agree that Mr. Kerutis’ employment with Digital River will terminate on January 2, 2005, or sooner if Mr. Kerutis accepts other employment (excluding board memberships and part-time consulting arrangements) (such date, the “Separation Date”) or materially breaches this Agreement, including the Schedules thereto.  The parties agree that Mr. Kerutis shall remain an employee of Digital River during the Strategic Planning Period, except as specifically provided herein.  The parties agree that Mr. Kerutis shall not be an Officer of Digital River after the Transfer Date.  The parties agree that Mr. Kerutis shall be paid $2,000, less applicable withholdings, at the end of each month during the Strategic Planning Period.

During the Strategic Planning Period Mr. Kerutis shall assist Digital River in such projects and work as Digital River may assign to Mr. Kerutis.  Digital River may assign work to Mr. Kerutis at its sole discretion during the Strategic Planning Period.  Mr. Kerutis may work at such location as he deems appropriate, subject to the reasonable requirements of Digital River.  .  Mr. Kerutis agrees during the Strategic Planning Period that he will faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required by Digital River.

The parties agree that Digital River shall pay Mr. Kerutis for all accrued and used vacation as soon as is practicable after the Transfer Date.  The parties agree that Mr. Kerutis shall no longer accrue vacation after the Transfer Date.

II.                           CONSIDERATION.

In exchange for the covenants and promises contained in this Agreement and its attachments, and subject to this Agreement, Digital River agrees to provide Mr. Kerutis with the following compensation and benefits (the “Consideration”):

A.         Payment.  Digital River will continue to make payments to Mr. Kerutis through January 2, 2005 as discussed in Paragraph I above.  Mr. Kerutis also will remain eligible to receive a bonus payment on December 31, 2003, pursuant to his 2003 bonus plan, if the objectives set forth in that plan are met.  Digital River further agrees to pay on Mr. Kerutis’ behalf “Cobra Payments” for medical and dental insurance for 24 months following employment with Digital River, unless Mr. Kerutis accepts other employment or violates the terms of this agreement.

B.         Stock Option.  Digital River agrees that, in the event of the closing of a Change of Control of Digital River before the Separation Date, any and all outstanding and unvested stock options of Mr. Kerutis that would have vested by the Separation Date will automatically and immediately vest and be fully exercisable.  For purposes of this Agreement, a “Change of Control” shall mean (i) the sale by Digital River of all or substantially all of its assets, or (ii) the merger or consolidation of Digital River with another entity, after which the stockholders of Digital River do not hold a majority of the outstanding voting power of the surviving entity.   Mr. Kerutis understands that if his stock options have terminated because of a Separation Date that occurs prior to January 2, 2005, the acceleration benefits provided by this paragraph (B) will have no force or effect.  Further, and notwithstanding any other provision of this paragraph (B), in the event that any third party approval is required (except for an acquirer in a change in control) for the acceleration provided herein, then this paragraph (B) shall be of no force or effect.

C.         Withholding.  Digital River will withhold from the compensation and benefits payable to Mr. Kerutis under this Agreement and the attached Release all appropriate deductions for life insurance, short term disability, health insurance and dental insurance, as applicable.

D.         Acknowledgment.  The parties acknowledge that the consideration provided in this Agreement is valuable consideration for this Agreement (including its attachments) and its covenants, and includes payments and benefits to which Employee is not otherwise entitled.

III.                       COVENANTS OF MR. KERUTIS.

Confidentiality.  The Parties understand that this agreement will be filed with the Securities and Exchange Commission at such time as required by the rules of the Securities and Exchange Commission.  Until such time this contract is so filed, the parties agree that this agreement shall remain confidential.  Until such filing, Mr. Kerutis warrants that he has not disclosed, and agrees he will not in the future disclose, the terms of this Agreement, or the existence or terms of consideration to be paid by Digital River to Mr. Kerutis, as part of this Agreement and/or the settlement of his claims, to any person, other than to Mr. Kerutis’ attorneys, spouse and tax advisors (“Confidential Persons”). Mr. Kerutis agrees these Confidential Persons shall be bound by the same prohibitions against disclosure as he is, and Mr. Kerutis shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality.

A.         Return of Property.  No later than the Separation Date, except as mutually agreed otherwise, Mr. Kerutis will return to Digital River all company property, including but not limited to all identification cards, files, computer hardware, software, equipment and disks, keys, credit cards and records.  The property to be returned includes all information or data regarding clients, prospective clients and vendors of Digital River, whether in original or duplicate form.

B.         Cooperation.  Mr. Kerutis agrees to cooperate fully with Digital River, including its attorneys or accountants, in connection with any potential or actual litigation, or other real or potential disputes, which directly or indirectly involve Digital River.  Mr. Kerutis agrees to appear as a witness and be available to attend depositions, consultations or meetings regarding litigation or potential litigation as requested by Digital River.

C.         Confidential Information.  Mr. Kerutis acknowledges that he has had access to confidential business information (including, but not limited to, future business plans and personnel information) concerning the business, strategic plans, finances and assets of Digital River (“Confidential Information”).  This Confidential Information is not generally known outside of Digital River.  Mr. Kerutis agrees that he will not, without the prior written authorization of Digital River, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential.  Mr. Kerutis will take reasonable care to safeguard and prevent the unauthorized use or disclosure of Confidential Information.

Mr. Kerutis expressly acknowledges that he understands that the terms of this subsection are important to this Agreement and that, if he breaches the terms of this subsection, he shall be responsible for all damages to Digital River.  Mr. Kerutis also acknowledges and agrees that the Confidential Information acquired during his employment with Digital River is valuable and unique, and that breach by Mr. Kerutis of the provisions of this subsection would cause Digital River irreparable injury and damage that cannot be reasonably or adequately compensated by money damages.  Mr. Kerutis therefore expressly agrees that Digital River shall be entitled to injunctive or other equitable relief in order to prevent a breach of this subsection of the Agreement in addition to such other remedies legally available to Digital River.  Mr. Kerutis expressly waives the claim that Digital River has an adequate remedy at law for such a breach.

IV.                      ADDITIONAL PROVISIONS.  Mr. Kerutis agrees to execute the Release attached as Schedule A, the Nonsolicitation Agreement attached as Schedule B, and the Non-Competition Agreement attached as Schedule C.

V.                          MISCELLANEOUS PROVISIONS.

A.         Non-Assignment of Claims.  Mr. Kerutis represents that he has not sold, assigned, or transferred to any third party any obligation, covenant, or claim of any nature whatsoever relating to any matter covered by this Agreement.

B.         Successors.  This Agreement shall be binding upon, enforceable by, and inure to the benefit of Mr. Kerutis’ personal or legal representatives and heirs, and of Digital River and any successor company, but neither this Agreement nor any rights or payments arising hereunder may be otherwise assigned or pledged by the parties.

C.         Controlling Law and Venue.  The validity of this Agreement and any of its provisions and conditions, as well as the rights and duties of the parties, shall be interpreted and construed pursuant to and in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.  The Parties select and irrevocably submit to the exclusive jurisdiction of any Minnesota or United States Federal Court sitting in the State of Minnesota for any action to enforce, construe or interpret this Agreement.  The Parties further waive any objection to venue in such state on the basis of forum non conveniens or of convenience of the party.

D.         Amendment.  Any amendment to this Agreement shall be made in writing and signed by the Parties.

E.          Waiver.  No right arising out of this Agreement can be waived unless the waiver is in writing signed by the party to be bound by such waiver.  A waiver by any party of a breach or default of any provision of this Agreement shall not be deemed a waiver of future compliance.

F.          Entire Agreement.  Digital River and Mr. Kerutis each represent that no promise or inducement has been offered or made except as set forth or referenced above, or in Schedule A, Schedule B or Schedule C, and that the consideration stated herein is the sole consideration for this Agreement.

G.         Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below:

Jay Kerutis		DIGITAL RIVER, INC.

/s/ Jay Kerutis		By:	/s/ Carter D. Hicks
		Its:	Chief Financial Officer

Date:	August 5, 2003	Date:	August 5, 2003

Schedules A, B and C - Intentionally Omitted